Exhibit 99.1

CrossAmerica Partners LP Reports Fourth Quarter and Full Year 2024 Results

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Reported Fourth Quarter 2024 Net Income of $16.9 million, Adjusted EBITDA of $35.5 million and Distributable Cash Flow of $21.1 million compared to Fourth Quarter 2023 Net Income of $16.7 million, Adjusted EBITDA of $47.6 million and Distributable Cash Flow of $35.8 million
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Generated Full Year 2024 Net Income of $22.5 million, Adjusted EBITDA of $145.5 million and Distributable Cash Flow of $86.0 million compared to Full Year 2023 Net Income of $42.6 million, Adjusted EBITDA of $165.8 million and Distributable Cash Flow of $116.7 million
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Reported Fourth Quarter 2024 Gross Profit for the Retail Segment of $75.1 million compared to $69.0 million of Gross Profit for the Fourth Quarter 2023 and Fourth Quarter 2024 Gross Profit for the Wholesale Segment of $25.9 million compared to $33.0 million of Gross Profit for the Fourth Quarter 2023
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Generated Full Year 2024 Gross Profit for the Retail Segment of $289.7 million compared to $253.5 million of Gross Profit for the Full Year 2023 and Full Year 2024 Gross Profit for the Wholesale Segment of $108.6 million compared to $128.8 million of Gross Profit for the Full Year 2023
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Leverage, as defined in the CAPL Credit Facility, was 4.36 times as of December 31. 2024, compared to 4.21 times as of December 31, 2023
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The Distribution Coverage Ratio was 1.06 times for the Fourth Quarter 2024 compared to 1.80 times for the Fourth Quarter 2023 and for the Full Year 2024 was 1.08 times compared to 1.46 times for the comparable period of 2023

Allentown, PA February 26, 2025 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the fourth quarter and full year ended December 31, 2024.

"We delivered a solid fourth quarter, with growth in our same-store retail gallons and sales, though our financial performance did not match the record levels of the prior year," said Charles Nifong, President & CEO of CrossAmerica. "Throughout the year, we made significant progress on our strategic goal of converting sites to our retail class of trade, while also successfully divesting select locations to strengthen our long-term financial and competitive position. While our full-year results were impacted by a challenging first quarter and inflationary pressures on our core retail customers, we remain confident in the strength of our business, the execution of our strategy, and the foundation we have built for future growth."

Fourth Quarter and Full Year Results

Consolidated Results

Key Operating Metrics	Q4 2024	Q4 2023	FY2024	FY2023
Net Income	$16.9M	$16.7M	$22.5M	$42.6M
Operating Expenses	$59.4M	$48.7M	$228.0M	$194.7M
Adjusted EBITDA	$35.5M	$47.6M	$145.5M	$165.8M
Distributable Cash Flow	$21.1M	$35.8M	$86.0M	$116.7M
Distribution Coverage Ratio	1.06x	1.80x	1.08x	1.46x

CrossAmerica reported declines in Adjusted EBITDA, Distributable Cash Flow and its Distribution Coverage Ratio for the fourth quarter 2024 compared to the historically strong results of the fourth quarter 2023. The decline was primarily driven by a decrease in motor fuel margin per gallon in the both the retail and wholesale segments and an increase in operating expenses due to the conversion of certain lessee dealer sites to company operated and commission agent sites. This was partially offset by an increase in merchandise gross profit in the retail segment.

For the full year 2024, CrossAmerica reported declines in Net Income, Adjusted EBITDA, Distributable Cash Flow and its Distribution Coverage Ratio when compared to the full year 2023 primarily due to an increase in operating expenses in the retail segment due to the conversion of certain lessee dealer sites to company operated and commission agent sites. This was partially offset by an increase in motor fuel and merchandise gross profit in the retail segment. The year-over-year decline in Net Income, Distributable Cash Flow and Distribution Coverage was primarily driven by the decline in Adjusted EBITDA noted above in addition to an $8.6 million increase in interest expense due to the termination of certain favorable interest rate swaps at the end of the first quarter 2024.

Retail Segment

Key Operating Metrics	Q4 2024	Q4 2023	FY2024	FY2023
Retail segment gross profit	$75.1M	$69.0M	$289.7M	$253.5M

Retail segment motor fuel gallons distributed	141.4M	124.5M	554.5M	506.5M
Same store motor fuel gallons distributed	119.9M	117.5M	449.3M	453.8M
Retail segment motor fuel gross profit	$39.8M	$40.0M	$150.9M	$138.7M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.376	$0.415	$0.368	$0.369

Same store merchandise sales excluding cigarettes*	$53.4M	$52.4M	$192.4M	$194.2M
Merchandise gross profit*	$28.1M	$22.1M	$109.9M	$89.8M
Merchandise gross profit percentage*	28.4%	28.2%	28.2%	28.4%

Operating Expenses	$52.2M	$39.7M	$196.2M	$156.8M
Retail Sites (end of period)	594	495	594	495

*Includes only company operated retail sites

For the fourth quarter 2024, the retail segment generated a 9% increase in gross profit compared to the fourth quarter 2023. The retail segment average site count was approximately 22% higher during the fourth quarter 2024 compared to the fourth quarter 2023, primarily due to an increase in the company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites. The segment site count increase was the primary driver in a 27% increase in merchandise gross profit and a 14% increase in motor fuel gallons distributed. These increases were offset by a 9% decrease in fuel margin per gallon and an increase in operating expenses, with the latter due to the increased segment site count during the quarter compared to the prior year.

Same store retail segment fuel volume for the fourth quarter 2024 increased 2% from 117.5 million gallons during the fourth quarter 2023 to 119.9 million gallons.

Same store merchandise sales excluding cigarettes increased 2% for the fourth quarter 2024 when compared to the fourth quarter 2023. Merchandise gross profit percentage increased from 28.2% for the fourth quarter 2023 to 28.4% for the fourth quarter 2024.

For the full year 2024, CrossAmerica's retail segment generated a 14% increase in gross profit when compared to the full year 2023. The increase was primarily due to an increase in merchandise (+22%) and other revenue (+23%). Operating expenses increased $39.5 million or 25% for the full year 2024 primarily due to a 25% increase in the average company operated store count.

The retail segment sold 554.5 million of retail fuel gallons, which was an increase of 9% when compared to the full year 2023. The increase was primarily driven by the site count increase stemming from the conversion of certain lessee dealer sites to company operated and commission sites. The average fuel margin per gallon for the retail segment was relatively flat during the full year 2024 compared to the full year 2023, which combined with the increase in retail fuel gallons resulted in a 9% increase in motor fuel gross profit for the full year 2024. Same store retail segment fuel volume for the full year 2024 was 449.3 million gallons, a slight decrease from the 453.8 million same store gallons for the full year 2023.

For the full year 2024, CrossAmerica’s merchandise gross profit and other revenue increased $23.8 million or 23% when compared to the full year 2023. The full year increase was primarily driven by an increase in the company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites, in addition to an increase in sales and margin percentage in CrossAmerica's base business. Same store merchandise sales excluding cigarettes decreased 1% for the full year 2024 when compared to the full year 2023. For the twelve months ended December 31, 2024, the merchandise gross profit percentage decreased to 28.2% from 28.4% for the full year 2023.

Wholesale Segment

Key Operating Metrics	Q4 2024	Q4 2023	FY2024	FY2023
Wholesale segment gross profit	$25.9M	$33.0M	$108.6M	$128.8M
Wholesale motor fuel gallons distributed	180.5M	205.3M	743.5M	842.6M
Average wholesale gross margin per gallon	$0.082	$0.094	$0.085	$0.086

During the fourth quarter 2024, CrossAmerica’s wholesale segment gross profit decreased 22% compared to the fourth quarter 2023. This was driven by a decline in motor fuel and rent gross profit primarily due to the conversion of certain lessee dealer sites to company operated and commission agent sites and a net loss of independent dealer contracts. During the fourth quarter 2024, the total average site count in the wholesale segment during the fourth quarter 2024 declined 14% compared to the fourth quarter 2023, including a 24% decline in lessee dealer locations, primarily due to the conversion of sites to the retail class of trade. The motor fuel gross profit decline of 23% was driven by a 12% decrease in wholesale volume distributed and a 13% decline in margin per gallon, with predominately all of the wholesale volume decline attributable to the conversion of wholesale locations to retail locations and the associated volume for these locations is now reflected in CrossAmerica’s retail segment. The decline in margin per gallon was primarily driven by the relative movements of crude oil prices in the two periods.

For the full year 2024, the wholesale segment's gross profit declined 16% from $128.8 million in 2023 to $108.6 million for the full year 2024. Similar to the fourth quarter, this was driven by a decline in motor fuel and rent gross profit primarily due to the conversion of certain lessee dealer sites to company operated and commission agent sites and a net loss of independent dealer contracts. Total average segment site count declined 11% year-over-year, including a 24% decline in lessee dealer locations, primarily due to the previously mentioned conversion to the retail class of trade. The motor fuel gross profit decline of 13% was driven by a 12% decrease in wholesale volume distributed and a 1% decline in margin per gallon, with predominately all of the wholesale volume decline attributable to the conversion of wholesale locations to retail locations and the associated volume for these locations is now reflected in CrossAmerica’s retail segment. The slight decline in margin per gallon was driven by the relative movements of crude oil prices during the period.

Divestment Activity

During the three months ended December 31, 2024, CrossAmerica sold eleven sites for $17.3 million in proceeds, resulting in a net gain of $11.6 million. For the twelve months ended December 31, 2024, CrossAmerica sold thirty properties for $36.3 million in proceeds, resulting in a net gain of $23.3 million. These sales are part of CrossAmerica's ongoing real estate rationalization and class of trade optimization efforts.

Liquidity and Capital Resources

As of December 31, 2024, CrossAmerica had $767.5 million outstanding under its CAPL Credit Facility. As of December 31, 2024, after taking into consideration debt covenant restrictions, approximately $68.9 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, was 4.36 times as of December 31, 2024, compared to 4.21 times as of December 31, 2023. As of December 31, 2024, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On January 22, 2025, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the fourth quarter 2024. As previously announced, the distribution was paid on February 13, 2025, to all unitholders of record as of February 3, 2025. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on February 27, 2025, at 9:00 a.m. Eastern Time to discuss the fourth quarter and full year 2024 earnings results. The conference call numbers are 800-717-1738 or 646-307-1865 and the passcode for both is 43042. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods within the same segment. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a gross profit model (whereby CrossAmerica owns the inventory and records sales and cost of sales) to a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues). Same store merchandise sales for the three and twelve months ended December 31, 2024, were adjusted to gross it up for the sales that would have been recorded had CrossAmerica not changed models.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	December 31,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$3,381	$4,990
Accounts receivable, net of allowances of $757 and $709, respectively	31,603	31,185
Accounts receivable from related parties	634	437
Inventory	63,169	52,344
Assets held for sale	8,994	400
Current portion of interest rate swap contracts	2,958	9,321
Other current assets	8,091	9,845
Total current assets	118,830	108,522
Property and equipment, net	656,300	705,217
Right-of-use assets, net	136,430	148,317
Intangible assets, net	77,242	95,261
Goodwill	99,409	99,409
Deferred tax assets	1,001	759
Interest rate swap contracts, less current portion	5,133	687
Other assets	20,380	23,510
Total assets	$1,114,725	$1,181,682

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$3,266	$3,083
Current portion of operating lease obligations	35,065	34,787
Accounts payable	73,986	68,986
Accounts payable to related parties	7,729	10,180
Accrued expenses and other current liabilities	24,044	23,674
Motor fuel and sales taxes payable	18,756	20,386
Total current liabilities	162,846	161,096
Debt and finance lease obligations, less current portion	763,932	753,880
Operating lease obligations, less current portion	106,296	118,723
Deferred tax liabilities, net	7,424	12,919
Asset retirement obligations	48,251	47,844
Interest rate swap contracts, less current portion	311	3,535
Other long-term liabilities	50,448	52,934
Total liabilities	1,139,508	1,150,931

Commitments and contingencies (Notes 15 and 16)

Preferred membership interests	28,993	27,744

Equity:
Common units— 38,059,702 and 37,983,154 units issued and outstanding at December 31, 2024 and 2023, respectively	(61,371)	(2,392)
Accumulated other comprehensive income	7,595	5,399
Total (deficit) equity	(53,776)	3,007
Total liabilities and equity	$1,114,725	$1,181,682

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating revenues (a)	$944,222	$1,014,685	$4,098,288	$4,386,263
Cost of sales (b)	843,239	912,640	3,699,969	4,003,995
Gross profit	100,983	102,045	398,319	382,268

Operating expenses:
Operating expenses (c)	59,367	48,716	227,986	194,746
General and administrative expenses	6,716	6,940	28,756	27,031
Depreciation, amortization and accretion expense	18,080	18,944	75,983	77,158
Total operating expenses	84,163	74,600	332,725	298,935
Gain (loss) on dispositions and lease terminations, net	11,512	(483)	4,966	4,737
Operating income	28,332	26,962	70,560	88,070
Other income, net	176	192	780	790
Interest expense	(13,402)	(10,489)	(52,320)	(43,743)
Income before income taxes	15,106	16,665	19,020	45,117
Income tax (benefit) expense	(1,755)	(78)	(3,433)	2,525
Net income	16,861	16,743	22,453	42,592
Accretion of preferred membership interests	650	643	2,561	2,488
Net income available to limited partners	$16,211	$16,100	$19,892	$40,104

Earnings per common unit
Basic	$0.43	$0.42	$0.52	$1.06
Diluted	$0.42	$0.42	$0.52	$1.05

Weighted-average common units:
Basic	38,046,688	37,970,720	38,027,587	37,957,727
Diluted	38,192,104	38,154,734	38,172,434	38,119,461

Supplemental information:
(a) includes excise taxes of:	$82,583	$72,696	$321,798	$295,762
(a) includes rent income of:	17,225	20,351	71,184	82,331
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,030	5,447	20,651	22,338
(c) includes rent expense of:	4,468	3,794	17,440	15,460

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	For the Year Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net income	$22,453	$42,592	$63,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	75,983	77,158	80,625
Amortization of deferred financing costs	1,937	3,287	2,788
Credit loss expense	157	40	232
Deferred income tax (benefit) expense	(6,147)	1,572	(1,753)
Equity-based employee and director compensation expense	1,508	3,031	2,294
Gain on dispositions and lease terminations, net	(4,966)	(4,737)	(1,143)
Changes in operating assets and liabilities, net of acquisitions	(3,143)	(5,860)	14,578
Net cash provided by operating activities	87,782	117,083	161,317

Cash flows from investing activities:
Principal payments received on notes receivable	152	213	203
Proceeds from sale of assets	35,374	6,234	13,344
Capital expenditures	(26,318)	(34,628)	(30,351)
Lease terminations payments to Applegreen, including inventory purchases	(25,517)	—	—
Cash paid in connection with acquisitions, net of cash acquired	—	—	(29,594)
Net cash used in investing activities	(16,309)	(28,181)	(46,398)

Cash flows from financing activities:
Borrowings under revolving credit facilities	113,000	240,900	114,100
Repayments on revolving credit facilities	(101,500)	(91,037)	(138,538)
Borrowings under the Term Loan Facility	—	—	1,120
Repayments on the Term Loan Facility	—	(158,980)	(24,600)
Net proceeds from issuance of preferred membership interests	—	—	24,430
Payments of finance lease obligations	(3,082)	(2,890)	(2,724)
Payments of deferred financing costs	(74)	(7,106)	(474)
Distributions paid on distribution equivalent rights	(260)	(241)	(202)
Income tax distributions paid on preferred membership interests	(1,312)	(900)	—
Distributions paid on common units	(79,854)	(79,712)	(79,625)
Net cash used in financing activities	(73,082)	(99,966)	(106,513)
Net (decrease) increase in cash and cash equivalents	(1,609)	(11,064)	8,406

Cash and cash equivalents at beginning of period	4,990	16,054	7,648
Cash and cash equivalents at end of period	$3,381	$4,990	$16,054

Segment Results

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Gross profit:
Motor fuel	$39,832	$40,007	$150,916	$138,729
Merchandise	28,124	22,065	109,910	89,847
Rent	2,442	2,312	9,411	9,120
Other revenue	4,689	4,622	19,467	15,771
Total gross profit	75,087	69,006	289,704	253,467
Operating expenses	(52,246)	(39,664)	(196,232)	(156,758)
Operating income	$22,841	$29,342	$93,472	$96,709

Retail sites (end of period):
Company operated retail sites (a)	365	296	365	296
Commission agents (b)	229	199	229	199
Total retail segment sites	594	495	594	495

Total retail segment statistics:
Volume of gallons sold	141,377	124,486	554,490	506,535
Same store total system gallons sold (c)	119,919	117,458	449,265	453,750
Average retail fuel sites	595	487	569	476
Margin per gallon, before deducting credit card fees and commissions	$0.376	$0.415	$0.368	$0.369

Company operated site statistics:
Average retail fuel sites	368	295	354	283
Same store fuel volume (c)	83,802	80,662	305,889	304,277
Margin per gallon, before deducting credit card fees	$0.401	$0.467	$0.394	$0.400
Same store merchandise sales (c)	$76,680	$76,051	$277,914	$278,288
Same store merchandise sales excluding cigarettes (c)	$53,366	$52,407	$192,448	$194,191
Merchandise gross profit percentage	28.4%	28.2%	28.2%	28.4%

Commission site statistics:
Average retail fuel sites	227	192	215	193
Margin per gallon, before deducting credit card fees and commissions	$0.318	$0.305	$0.309	$0.306

(a) The increase in the company operated site count from December 31, 2023 to December 31, 2024 was primarily attributable to the conversion of certain lessee dealer and commission agent sites to company operated sites.

(b) The increase in the commission agent site count from December 31, 2023 to December 31, 2024 was primarily attributable to the conversion of certain lessee dealer sites to commission agent sites, partially offset by the conversion of certain commission sites to company operated sites.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a gross profit model (whereby CrossAmerica owns the inventory and records sales and cost of sales) to a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues). Same store merchandise sales for the three and twelve months ended December 31, 2024, were adjusted to gross it up for the sales that would have been recorded had CrossAmerica not changed models.

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Gross profit:
Motor fuel gross profit	$14,780	$19,252	$62,892	$72,680
Rent gross profit	9,753	12,592	41,122	50,873
Other revenues	1,363	1,195	4,601	5,248
Total gross profit	25,896	33,039	108,615	128,801
Operating expenses	(7,121)	(9,052)	(31,754)	(37,988)
Operating Income	$18,775	$23,987	$76,861	$90,813

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	607	632	607	632
Lessee dealers (c)	434	569	434	569
Total motor fuel distribution sites	1,041	1,201	1,041	1,201

Average motor fuel distribution sites	1,044	1,209	1,093	1,235

Volume of gallons distributed	180,453	205,296	743,535	842,636

Margin per gallon	$0.082	$0.094	$0.085	$0.086

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The decrease in the independent dealer site count from December 31, 2023 to December 31, 2024 was primarily attributable to the net loss of contracts, partially offset by divestitures of certain lessee dealer sites but with continued fuel supply.

(c) The decrease in the lessee dealer site count from December 31, 2023 to December 31, 2024 was primarily attributable to the conversion of certain lessee dealer sites to company operated and commission agent sites, including through the Applegreen acquisition and the Partnership's real estate rationalization effort.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid on common units.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of CrossAmerica's financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$16,861	$16,743	$22,453	$42,592
Interest expense	13,402	10,489	52,320	43,743
Income tax (benefit) expense	(1,755)	(78)	(3,433)	2,525
Depreciation, amortization and accretion	18,080	18,944	75,983	77,158
EBITDA	46,588	46,098	147,323	166,018
Equity-based employee and director compensation expense	374	947	1,508	3,031
(Gain) loss on dispositions and lease terminations, net (a)	(11,512)	483	(4,966)	(4,737)
Acquisition-related costs (b)	13	99	1,674	1,460
Adjusted EBITDA	35,463	47,627	145,539	165,772
Cash interest expense	(12,918)	(10,008)	(50,384)	(40,456)
Sustaining capital expenditures (c)	(2,125)	(2,332)	(8,287)	(7,654)
Current income tax benefit (expense) (d)	662	505	(864)	(953)
Distributable Cash Flow	$21,082	$35,792	$86,004	$116,709
Distributions paid	$19,975	$19,935	$79,854	$79,712
Distribution Coverage Ratio	1.06x	1.80x	1.08x	1.46x

(a) During the twelve months ended December 31, 2024, CrossAmerica recorded $23.3 million in net gains in connection with the Partnership's ongoing real estate rationalization effort. CrossAmerica also recorded a $16.0 million loss on lease terminations with Applegreen, including a $1.5 million non-cash write-off of deferred rent income. In addition, CrossAmerica recorded $2.4 million of other net losses on lease terminations and asset disposals. During the fourth quarter of 2024, CrossAmerica recorded $11.6 million in net gains in connection with the Partnership's ongoing real estate rationalization effort. CrossAmerica also recorded $0.1 million of other net losses on lease terminations and asset disposals.

(b) Relates to certain acquisition-related costs, such as legal and other professional fees, separation benefit costs and purchase accounting adjustments associated with recent acquisitions.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) Excludes $0.3 million and $1.9 million of current income tax incurred on sales of sites for the fourth quarter and full year

2024, respectively.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,600 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Marathon, Valero, Phillips 66 and other major brands. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.